UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 3, 2006

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On August 3, 2006, Toreador Resources Corporation (the “Company”) concluded that its previously issued unaudited consolidated financial statements as of and for the three months ended March 31, 2006 should be restated (i) to reverse a non-cash loss contingency of $1.5 million on an insurance receivable that was recorded as of March 31, 2006 and (ii) to capitalize interest previously expensed of approximately $631,000 associated with the development program in offshore Turkey for the three months ended March 31, 2006.

In addition, during the quarter ended June 30, 2006, the Company analyzed the loss contingency related to its outstanding insurance claim. After further review of the specific facts and circumstances related to the loss contingency reserve recorded for the quarter ended March 31, 2006 and discussion with the Company’s independent accountants, we concluded that the loss contingency of $1.5 million included in the allowance for doubtful accounts should not have been recorded.

Also during the quarterly period ended March 31, 2006, the Company did not capitalize interest associated with its development operations in Turkey, as required under generally accepted accounting principles.

The effect of these changes is reflected below:

Accordingly, on August 4, 2006, the Chairman of the Audit Committee of the Board of Directors, was advised of the above information and after a discussion with the Chief Financial Officer and Chief Accounting Officer, concluded with the Chief Financial Officer and Chief Accounting Officer that the Company’s consolidated financial statements as of and for the three months ended March 31, 2006 should no longer be relied upon as a result of the Company’s determination to restate its consolidated financial results and position, as discussed above. These financial statements will be restated and filed with the Securities and Exchange Commission pursuant to a Form 10-Q/A as of and for the three months ended March 31, 2006.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date:	August 8, 2006
		By:	/s/ G. Thomas Graves III
G. Thomas Graves III, President and CEO